VILLAGEWORLD.COM, INC. CEASES OPERATIONS OF ITS ICS AND VILLAGENET SUBSIDIARIES

BOHEMIA, NY - November 7, 2003 - VillageWorld.com, Inc. (OTC BB: VILW) (www.villageworld.com), today announced that it has ceased operations of its Intelligent Computer Solutions and Villagenet subsidiaries. The company believes this strategy will allow them to conserve cash and focus on its new direction of high tech security solutions. The company took a major step forward in this strategy this week when it announced its signed agreement with Biometrics 2000 Corporation of Springfield, MA, that provides for the merger of Biometrics 2000 into a wholly owned subsidiary of VillageWorld.

VillageWorld.Com President Peter Keenan stated "This move allows us to position the company to be a world leader in Biometric access control devices, while bringing us closer to profitability. Our new focus on cutting edge security and access control systems fills a need in America and the rest of the world." Mr. Keenan further stated "We would like to thank all our former customers and wish them the best in the future"

Biometrics 2000 Corporation ("BIO"), founded in 2000, is a Springfield, MA based developer and reseller of unique biometric products for access control. BIO is led by Joseph Turek, one of the world's leading biometrics experts. Mr. Turek is Chairman of the Biometrics Industry Group, a director of the Security Industry Association, and a member of the Homeland Security Group, which is recommending biometric standards and specifications for access control devices to Congress and the Homeland Security Department.

Terms of the merger agreement provide that BIO will merge into a wholly owned subsidiary of VillageWorld and in exchange the shareholders of BIO will be issued shares of VillageWorld's Common Stock that will approximate 55 percent of the outstanding shares of VillageWorld following the transaction, calculated on a fully diluted basis.

About  VillageWorld.com
Villageworld.com's subsidiaries, VillageNet, Inc. and Intelligent Computer Solutions, Inc. have ceased operations in preparation for the consummation of the merger of Biometrics 2000 Corporation ("Biometrics") into the Company's wholly owned subsidiary, Biometrics 2000 Acquisition Corporation ("BAC"). The Company is continuing work on certain consulting projects; however, it is anticipated that the operations of the Company following the consummation of the merger will consist of continuing and advancing the business of Biometrics 2000 Corporation, the design, development and distribution of next generation biometric tactile sense access control devices and advanced fingerprint scanner/verifier hardware and software.

About  Biometrics  2000
Biometrics 2000 is a company that develops identification and security products that recognize people through their unique characteristics such as fingerprints. Fingerprint readers solve the significant problems associated with traditional access methods from a security standpoint. Fingerprint technology also will be preferred in the future over other methods such as smart cards, magnetic stripe cards and conventional keys all of which can be lost or stolen. This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the safe harbor provisions of the U.S. federal securities laws. These include, among others things, statements about expectations of future revenues, cash flows and capital requirements. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to consummate the merger, the company's ability to develop its new business, the company's ability to develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the company's products and services, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's filings with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.

CONTACTS:  Peter  J.  Keenan,  CEO,  VillageWorld.Com,  Inc.,  631-231-2070
           Joseph  J.  Turek,  President,  Biometrics  2000,   413-736-9700

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